Exhibit 99.1

November 1, 2011

Dear Valued OCZ Customer,

In response to the global HDD shortage, numerous customers have seen increased demand for OCZ Solid State Drives, particularly solutions from our mobile 2.5-inch and SAS product families.  As many of you know, we have made plans to address the growing demand for eventual conversion to solid state storage and we are fully prepared to meet the needs of users currently seeking SSDs as a primary storage medium.

That being said, I am pleased to notify you of our plans to immediately expand SSD manufacturing capacity. Based on inbound demand, we will be utilizing ISO certified outsourced SMT Manufacturing in order to fill any need in excess of current client forecasts. If you have specific certification requirements noted in our system, your account manager will make you aware of any necessary changes.

These current market dynamics are fluid and if unexpected dramatic demand was to materialize, we want to make you aware that we have both the financial and the manufacturing resources to support you during these unexpected circumstances.

We invite you to contact your OCZ sales account manager for more information.

Thank you for your support of and confidence in OCZ Technology Group.

Regards,

/s/ Ryan M. Petersen

President and CEO

OCZ Technology Group